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                                                                     EXHIBIT 3.1

                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                            LENNOX INTERNATIONAL INC.

         Lennox International Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

         1. The name of the corporation is Lennox International Inc. The Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on August 13, 1991.

         2. Pursuant to Sections 242 and 245 of the General Corporation Law of Delaware, this Restated Certificate of Incorporation restates and integrates and amends the provisions of the Restated Certificate of Incorporation of the corporation.

         3. The text of the Restated Certificate of Incorporation is hereby restated and amended to read in its entirety as follows:

         FIRST: The name of the corporation (the "Corporation") is Lennox International Inc.

         SECOND: The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle 19801. The name of its registered agent at such address is The Corporation Trust Company.

         THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware ("DGCL").

         FOURTH:

         (a) The total number of shares of stock that the Corporation shall have authority to issue is Two Hundred Twenty-Five Million (225,000,000) consisting of Two Hundred Million (200,000,000) shares of Common Stock, par value one cent ($.01) per share, and Twenty-Five Million (25,000,000) shares of Preferred Stock, par value one cent ($.01) per share.

         (b) The designations, voting powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of the above classes of stock are as follows:

                  (1) Subject to the limitations hereinafter contained and to the requirements of the laws of the State of Delaware, authority is hereby vested in the Board of Directors of the corporation to issue from time to time said Twenty-Five Million (25,000,000) shares of


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         Preferred Stock in one or more series, with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such stock adopted by the Board of Directors. Without limiting the generality of the foregoing, in the resolution or resolutions providing for the issuance of such shares of each particular series of Preferred Stock, subject to the limitations hereinafter contained and to the requirements of the laws of the State of Delaware, the Board of Directors is also expressly authorized:

                           (i) to fix the distinctive serial designation of the shares of any such series;

                           (ii) to fix the consideration for which the shares of any such series are to be issued;

                           (iii) to fix the rate or amount per annum, if any, at
                  which the holders of the shares of any such series shall be entitled to receive dividends, the dates on which such dividends shall be payable, whether the dividends shall be cumulative or noncumulative, and if cumulative, to fix the date or dates from which such dividends shall be cumulative;

                           (iv) to fix the price or prices at which, the times
                  during which, and the other terms, if any, upon which the shares of any such series may be redeemed;

                           (v) to fix the rights, if any, which the holders of
                  shares of any such series have in the event of dissolution or upon distribution of the assets of the Corporation;

                           (vi) to determine whether the shares of any such
                  series shall be made convertible into or exchangeable for other securities of the Corporation, including shares of the Common Stock of the Corporation or shares of any other series of the Preferred Stock of the Corporation, now or hereafter authorized, or any new class of preferred stock of the Corporation hereafter authorized, the price or prices or the rate or rates at which conversion or exchange may be made, and the terms and conditions upon which any such conversion right or exchange right shall be exercised;

                           (vii) to determine whether a sinking fund shall be
                  provided for the purchase or redemption of shares of any series and, if so, to fix the terms and amount or amounts of such sinking fund;

                           (viii) to determine whether the shares of any such
                  series shall have voting rights, and, if so, to fix the voting rights of the shares of such series; and

                           (ix) to fix such other preferences and rights,
                  privileges and restrictions applicable to any such series as may be permitted by law.


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                  (2) Subject to the prior rights of the holders of any shares of Preferred Stock, the holders of the Common Stock shall be entitled to receive, to the extent permitted by law, such dividends as may be declared from time to time by the Board of Directors.

                  (3) In the event of any voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, after the holders of the Preferred Stock then outstanding, if any, shall have received the full preferential amounts to which such holders may be entitled upon such voluntary or involuntary liquidation, dissolution, distribution of assets or winding up, the holders of Common Stock shall be entitled, to the exclusion of such holders of the Preferred Stock then outstanding, to receive all the remaining assets of the Corporation of whatever kind available for distribution to stockholders, ratably in proportion to the number of shares of Common Stock held by them respectively. A consolidation, merger or reorganization of the Corporation with any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation, shall not be considered a dissolution, liquidation or winding up of the Corporation within the meaning of the immediately preceding sentence.

                  (4) Except as may otherwise be required by law, the Bylaws of the corporation or this Certificate of Incorporation, each holder of Common Stock shall be entitled to one vote for each share of Common Stock held of record in the name of such stockholder on all matters voted upon by the stockholders, including the election of directors.

         FIFTH: The Corporation is to have perpetual existence.

         SIXTH:

         (a) Except as may be otherwise provided by law or in this Certificate of Incorporation, the business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders:

                  (1) The number of directors of the Corporation shall be fixed from time to time by, or in the manner provided in, the Bylaws of the Corporation.

                  (2) Elections of directors need not be by written ballot except to the extent provided in the Bylaws of the Corporation.

                  (3) In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized:


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                           (i) to adopt, amend or repeal the Bylaws of the
                  Corporation, subject to this Certificate of Incorporation and the power of the stockholders, at the time entitled to vote, to alter, amend or repeal Bylaws made by the Board of Directors;

                           (ii) to authorize and issue obligations of the
                  Corporation, secured or unsecured, and to include therein such provisions as to redemption, conversion or other terms thereof as the Board of Directors in its sole discretion may determine, and to authorize the mortgaging or pledging, as security therefor, of any property of the Corporation, real or personal, including after-acquired property;

                           (iii) to determine whether any, and if any, what
                  part, of the net prof its of the Corporation or of its surplus shall be declared in dividends and paid to the stockholders, and to direct and determine the use and disposition of such net profits or such surplus; and

                           (iv) from time to time, without the vote or assent of
                  the stockholders, to issue additional shares of authorized Common Stock.

         In addition to the powers and authorities herein or by law expressly conferred upon it, the Board of Directors may exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the laws of the State of Delaware, of this Certificate of Incorporation and of the Bylaws of the Corporation.

         (b) The Board of Directors shall be divided into three classes, designated Class I, Class II and Class III, as nearly equal in number as the then total number of directors constituting the whole Board permits. If the number of directors is changed, any increase or decrease shall be apportioned by the Board of Directors among the three classes so that the number in each class shall be as nearly equal as possible. The term of office of each class shall expire at the third annual meeting of stockholders for election of directors following the election of such class, except that the initial term of office of the Class I directors shall expire at the annual meeting of stockholders in 1996, the initial term of office of the Class II directors shall expire at the annual meeting of stockholders in 1997 and the initial term of office of the Class III directors shall expire at the annual meeting of stockholders in 1998. At each annual meeting of the stockholders of the Corporation, the successors of the class of directors whose term expires at such meeting shall be elected to hold office for a term expiring as of the third succeeding annual meeting.

         (c) A director may be removed from office only for cause and by the affirmative vote of the holders of not less than eighty percent (80%) of all the outstanding shares of stock of the Corporation entitled to vote generally in the election of directors at a special meeting of stockholders called expressly for that purpose.

         SEVENTH: All preemptive rights of shareholders are hereby denied, so that no shares of capital stock of the Corporation of any class whether now or hereafter authorized and no other


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security of the Corporation shall carry with it and no holder or owner of any share or shares of capital stock of the Corporation of any class whether now or hereafter authorized or of any other security of the Corporation shall have any preferential or preemptive right to acquire additional shares of capital stock of the Corporation of any class whether now or hereafter authorized or of any other security of the Corporation.

         All cumulative voting rights are hereby denied, so that none of the capital stock of the Corporation of any class whether now or hereafter authorized or of any other security of the Corporation shall carry with it and no holder or owner of any share or shares of capital stock of the Corporation of any class whether now or hereafter authorized or of any other security of the Corporation shall have any right to cumulative voting in the election of directors or for any other purpose.

         EIGHTH: A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any repeal or modification of this ARTICLE EIGHTH shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

         NINTH: Except as otherwise provided in this Certificate of Incorporation, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by consent in writing by such stockholders. A special meeting of stockholders may be called only by the Board of Directors pursuant to a resolution adopted by the affirmative vote of a majority of the entire Board of Directors or by the Chairman of the Board of Directors, a Vice Chairman of the Board of Directors or the President. The stockholders of the Corporation shall have the power to adopt, amend or repeal the Bylaws of the Corporation at any annual or special meeting by the affirmative vote of holders of not less than eighty percent (80%) of the combined voting power of the outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

         TENTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may


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be, agree to any compromise or arrangement and to any reorganization of the
Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

         ELEVENTH:

         (a) The affirmative vote of the holders of not less than eighty percent (80%) of the voting power of the Corporation shall be required for the approval or authorization of any "Business Combination" (as hereinafter defined); provided, however, that the eighty percent (80%) voting requirement shall not be applicable, and the provisions of Delaware law and of this Certificate of Incorporation relating to the percentage of stockholder approval, if any, shall apply to any such Business Combination if:

                  (1) The Continuing Directors (as hereinafter defined) of the Corporation by a two-thirds vote have expressly approved the Business Combination either in advance of or subsequent to the acquisition of outstanding shares of Common Stock of the Corporation that caused the Related Person (as hereinafter defined) involved in the Business Combination to become a Related Person; or

                  (2) If (A) the aggregate amount of the cash and the fair market value of the property, securities or other consideration to be received in the Business Combination by holders of the Common Stock of the Corporation, other than the Related Person involved in the Business Combination, is not less than the "Highest Per Share Price" (as hereinafter defined) (with appropriate adjustments for recapitalizations, reclassifications, stock splits, reverse stock splits and stock dividends) paid by the Related Person in acquiring any of its holdings of the Corporation's Common Stock, all as determined by two-thirds of the Continuing Directors; and (B) if necessary, a proxy statement complying with the requirements of the Securities Exchange Act of 1934, as amended, shall have been mailed at least thirty (30) days prior to any vote on the Business Combination, to all stockholders of the Corporation for the purpose of soliciting stockholder approval of the Business Combination. The proxy statement shall contain at the front thereof, in a prominent place, the position of the Continuing Directors as to the advisability (or inadvisability) of the Business Combination and, if deemed appropriate by two-thirds of the Continuing Directors, the opinion of an investment banking firm selected by two-thirds of the Continuing Directors as to the fairness of the terms of the Business combination, from the point of view of the holders of the outstanding shares of capital stock of the Corporation other than the Related Person involved in the Business Combination.

         (b) For purposes of this ARTICLE ELEVENTH:


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                  (1) The term "Business Combination" shall mean (A) any merger, consolidation or share exchange of the Corporation or any of its subsidiaries into or with a Related Person, in each case irrespective of which corporation or company is the surviving entity; (B) any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with a Related Person (in a single transaction or a series of related transactions) of all or a Substantial Part (as hereinafter defined) of the assets of the Corporation (including without limitation any securities of a subsidiary of the Corporation) or a Substantial Part of the assets of any of its subsidiaries; (C) any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with the Corporation or to or with any of its subsidiaries (in a single transaction or series of related transactions) of all or a Substantial Part of the assets of a Related Person; (D) the issuance or transfer of any securities of the Corporation or any of its subsidiaries by the Corporation or any of its subsidiaries to a Related Person (other than an issuance or transfer of securities which is effected on a pro rata basis to all stockholders of the Corporation); (E) any reclassification of securities (including any reverse stock split), recapitalization, or any other transaction involving the Corporation or any of its subsidiaries, that would have the effect of increasing the voting power of a Related Person; (F) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of a Related Person; (G) the acquisition by or on behalf of a Related Person of shares constituting a majority of the voting power of the Corporation; and (H) the entering into of any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business combination.

                  (2) The term "Related Person" shall mean any individual, corporation, partnership or other person or entity, other than the Corporation or any of its subsidiaries or any benefit plan or trust (or any trustee thereof), which, as of the record date for the determination of stockholders entitled to notice of and to vote on any Business Combination, or immediately prior to the consummation of such transaction, together with its "Affiliates" and "Associates" (each as defined in Rule 12b-2 of the Regulations under the Securities Exchange Act of 1934 as in effect at the date of the adoption of this ARTICLE ELEVENTH by the stockholders of the Corporation (collectively and as so in effect, the "Exchange Act")), are "Beneficial Owners" (as defined in Rule 13d-3 of the Exchange Act) in the aggregate of 10% or more of the outstanding shares of Common Stock of the Corporation, and any Affiliate or Associate of any such individual, corporation, partnership or other person or entity. Notwithstanding the definition of "Beneficial Owners" in this subparagraph 2, any Common Stock of the Corporation that any Related Person has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed beneficially owned by the Related Person.

                  (3) The term "Substantial Part" shall mean more than 10% of the fair market value, as determined by two-thirds of the continuing Directors, of the total consolidated assets, or assets representing more than 10% of the earning power, of the Corporation and its subsidiaries taken as a whole, as of the end of its most recent fiscal year ending prior to the time the determination is being made.


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                  (4) In the event of a Business Combination in which the
         Corporation is the surviving corporation, the term "other consideration to be received" shall include, without limitation, Common Stock or other capital stock of the Corporation retained by stockholders of the Corporation other than Related Persons or parties to such Business Combination.

                  (5) The term "Continuing Directors" shall mean a director who either (i) was a member of the Board of Directors of the Corporation immediately prior to the time that the Related Person involved in a Business Combination became a Related Person, or (ii) was designated (before his or her initial election as a director) as a Continuing Director by two-thirds of the then Continuing Directors.

                  (6) A Related Person shall be deemed to have acquired a share of the Common Stock of the Corporation at the time when such Related Person became the Beneficial Owner thereof. With respect to the shares owned by Affiliates, Associates or other person whose ownership is attributed to a Related Person under the foregoing definition of Related Person, the price paid for said shares shall be deemed to be the higher of (i) the price paid upon the acquisition thereof by the Affiliate, Associate or other person, or (ii) the market price of the shares in question at the time when the Related Person became the Beneficial Owner thereof.

                  (7) The term "Highest Per Share Price" shall mean the highest price determined by two-thirds of the Continuing Directors to have been paid at any time by the Related Person for any share or shares of Common Stock. In determining the Highest Per Share Price, all purchases by the Related Person shall be taken into account regardless of whether the shares were purchased before or after the Related Person became a Related Person. The Highest Per Share Price shall include any brokerage commission, transfer taxes and soliciting dealers' fees paid by the Related Person with respect to the shares of Common Stock of the Corporation acquired by the Related Person.

         TWELFTH: To the extent not prohibited by law, the Corporation by action of its Board of Directors may purchase shares of any class of stock issued by it from any holder or holders thereof.

         THIRTEENTH: The Corporation by action of its Board of Directors may create and issue, from time to time, whether or not in connection with the issuance and sale of any shares of stock or other securities of the Corporation, rights, warrants and options entitling the holders thereof to purchase from the Corporation shares of any class or classes of its capital stock or other securities or property of the Corporation, or shares or other securities or property of any successor in interest of the Corporation, at such times, in such amounts, to such persons, for such consideration, if any, and upon such other terms and conditions as the Board of Directors may deem advisable.

         FOURTEENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that notwithstanding anything contained in the Certificate of


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Incorporation to the contrary, the affirmative vote of holders of not less than eighty percent (80%) of the combined voting power of the outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with or repeal ARTICLE SIXTH, ARTICLE SEVENTH, ARTICLE EIGHTH, ARTICLE NINTH, ARTICLE ELEVENTH or this ARTICLE FOURTEENTH; provided, further, that such eighty percent (80%) vote shall not be required for any such alteration, amendment, adoption of any provision inconsistent with or repeal of ARTICLE ELEVENTH which is recommended to stockholders by two-thirds of the Continuing Directors and such alteration, amendment, adoption of inconsistent provision or repeal shall require the vote, if any, required under the applicable provisions of the DGCL and this Certificate of Incorporation.

         FIFTEENTH: No sale, assignment, transfer or other disposition of shares of Common Stock of the Corporation by any stockholder, whether voluntary or by operation of law or by gift or otherwise, shall be effective unless and until there is compliance with the following terms and conditions of this ARTICLE
FIFTEENTH:

         (a) Any stockholder who desires to sell all or any part of such stockholder's shares of Common Stock of the Corporation pursuant to a bona fide offer to purchase such shares from a third party, including, without limitation, another stockholder of the Corporation, shall, as a condition precedent to such stockholder's right to do so, by notice in writing delivered to the Chairman of the Board of the Corporation at the Corporation's principal executive offices, inform the Corporation of such stockholder's intention to sell all or any part of such stockholder's shares of Common Stock and the identity of the third party to whom, and the terms pursuant to which, such shares are proposed to be sold, and shall by such notice offer the shares that such stockholder desires to sell for sale to the Corporation at the price per share at which, and the terms pursuant to which, such stockholder proposes to sell such shares to such third party. The Corporation shall have a period of fifteen (15) days after such notice is received by it within which to indicate its election to exercise its right to purchase, at such price and on such terms, all or any portion of such shares. The Corporation may elect by notice in writing to such stockholder given within such fifteen (15)-day period to purchase all or any portion of such shares, and the shares selected by the Corporation for purchase must be sold at such price and on such terms and transferred to the Corporation by such stockholder. Delivery of such shares and payment therefor shall be made at the principal executive offices of the Corporation within ten (10) days after notice of the election to purchase is given by the Corporation to such stockholder. Any of such shares offered by such stockholder to the Corporation and not selected for purchase by the Corporation may then be sold by such stockholder to such third party at a price and upon terms no more favorable than those set forth in the notice of offer delivered to the Corporation; provided, however, that any such sale must be completed within fortyfive (45) days after the date such notice of offer was received by the Corporation; and provided further that such third party shall receive and hold such shares subject to all the terms and conditions of this ARTICLE FIFTEENTH. If such sale to such third party is not completed within such fortyfive (45)-day period, such stockholder shall continue to hold such shares subject to all the terms and conditions of this ARTICLE FIFTEENTH and may not consummate a sale without again complying with the provisions of this paragraph (a). Notwithstanding the foregoing provisions of this paragraph


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(a), if the purchase price (or any portion thereof) of the shares proposed to be sold by such stockholder to such third party consists of a consideration other than cash, then the purchase price payable by the Corporation under this paragraph (a) for any shares proposed to be sold for such noncash consideration which are selected for purchase by the Corporation shall be a cash purchase price per share in an amount equal to the Applicable Market Value (as defined in paragraph (d) of this ARTICLE FIFTEENTH) of the Common Stock as of the date the notice of offer relating to such shares was received by the Corporation.

         (b) The terms and conditions of this ARTICLE FIFTEENTH shall not apply to any disposition by any stockholder of all or any part of such stockholder's shares of Common Stock of the Corporation by will or pursuant to the laws of descent and distribution, or by gift, to or for the benefit of such stockholder's spouse, father, mother or adopted or natural lineal descendants (and if such transfer is in trust, the trustee, upon termination of the trust, may transfer such shares to such beneficial owner); provided, however, that the transferee of such shares shall receive and hold such shares subject to all the terms and conditions of this ARTICLE FIFTEENTH.

         (c) Dispositions by stockholders of shares of Common Stock of the Corporation other than as provided for under paragraphs (a) and (b) of this ARTICLE FIFTEENTH, whether voluntary or by operation of law or by gift or otherwise, shall be subject to a right of first refusal in favor of the corporation, which right of first refusal shall entitle the Corporation to purchase, in accordance with the procedures specified in paragraph (a) of this ARTICLE FIFTEENTH (including without limitation the delivery to the Corporation of a notice of offer), all or any portion of the shares that are the subject of such disposition; provided, however, that the purchase price payable by the Corporation for any shares selected for purchase by the Corporation pursuant to the exercise by it of such right of first refusal shall be a cash purchase price per share in an amount equal to the Applicable Market Value of the Common Stock as of the date the notice of offer relating to such shares was received by the Corporation. The transferee of any such shares not so selected for purchase by the Corporation shall receive and hold such shares subject to all the terms and conditions of this ARTICLE FIFTEENTH.

         (d) As used in this ARTICLE FIFTEENTH, the term "Applicable Market Value" shall mean the fair market value of a share of Common Stock of the Corporation as most recently fixed and determined (prior to the date of the event giving rise to the use and application of such term) by independent consultants to the Corporation selected and appointed by the Board of Directors of the Corporation for the purpose of ascertaining Applicable Market Value. Such independent consultants shall fix and determine the fair market value of a share of Common Stock of the Corporation on a quarterly basis following the end of each calendar quarter. In ascertaining such value, such consultants shall consider the latest available financial statements and financial information of the Corporation, projections and internal information relating to the Corporation prepared by its management and furnished to such consultants for the purpose of their analysis, publicly available information concerning other companies and the trading markets for certain other companies' securities and all other information such consultants believe relevant to their inquiry. The value of a share of Common Stock shall be discounted to reflect, as and to the extent deemed appropriate by


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the independent consultants, the minority nature of any individual's shareholding and the lack of a public market for the Common Stock and consequent illiquidity.

         (e) The restrictions on transfer set forth in this ARTICLE FIFTEENTH shall terminate and be of no further force or effect in the event the Common Stock of the Corporation becomes publicly traded on an established securities market. Nothing contained in this ARTICLE FIFTEENTH shall be deemed to limit the scope or effect of any other restrictions on transfer which may be imposed on shares of Common Stock of the Corporation pursuant to the terms of any employee benefit plan, arrangement or program of the Corporation or any of its subsidiaries or any agreement between the Corporation and an employee of the Corporation or any of its subsidiaries.

         4. This Restated Certificate of Incorporation shall become effective at the close of business, Dallas, Texas time, on the day on which it shall be filed in the office of the Secretary of State of the State of Delaware.


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